EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (the "***Agreement***") between DBV Technologies Inc. (the "***Company***"), and Kevin Trapp (the "***Executive***") is effective as of November 1, 2025 (the "***Effective Date***").

WITNESSETH:

WHEREAS, the Company desires the Executive to provide services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **AT WILL EMPLOYMENT**. The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive's employment at any time, for any reason or no reason, with or without Cause (as defined below), subject to the terms and conditions of this Agreement. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at-will" nature of the Executive's employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive's rights to any compensation following a termination shall be only as set forth in Section 11.

2. **POSITION & DUTIES**. The Executive shall serve as the Company's Chief Commercial Officer, reporting to the Chief Executive Officer (the "***CEO***"). The Executive shall be responsible for such duties as are normally associated with Executive's position, any other responsibilities that the CEO shall delegate to the Executive those duties that are consistent with the Executive's position. The Executive shall use Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive's business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive's duties with the Company.

3. **LOCATION AND RELOCATION**.

(a) Unless the parties otherwise agree in writing, at all times during Executive's employment with the Company, the Executive shall perform services in accordance with the Company's business needs and the permanent establishment guidelines between the Company's offices in Basking Ridge, New Jersey (the "***New Jersey Office***") and the Company's other offices provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company's business. The Executive will be eligible for reimbursement of the costs associated with the

Executive's travel to the Company's offices (excluding travel to the New Jersey Office, for which Executive's expenses are covered solely as stated under Sections 3(b) and 3(c)) or other locations while on company business; provided, however, that the Company will withhold any applicable income and employment tax withholdings, as determined in its reasonable, good faith judgment, and the Executive will be responsible for paying any taxes on these reimbursements to the extent that they are taxable income under applicable tax law. These expenses must be in compliance with the Company's Travel & Expense policy unless an exception has otherwise been granted. All expenses must be submitted via the Company's expense management system.

(b) The Executive acknowledges and agrees that an express requirement of this position is that, on or before October 31, 2026, he relocate his household to an area within a reasonable commuting distance from the New Jersey Office (the "***Relocation***"). During the Reimbursement Period (as defined below), the Company will provide the Executive with up to $6,000, net of all applicable withholdings, including with respect to income and employment tax, per full calendar month (the "***Relocation Amount***") in connection with such relocation of the Executive's principal residence, prorated for any partial month. Acceptable uses of the Relocation Amount include (i) expenses related to moving household goods and personal effects including hiring professional movers or renting a moving vehicle and packing supplies; (ii) the cost paid for standard carrier insurance while in transit; (iii) mileage reimbursement at the federal mileage rate to drive the Executive's personal vehicle(s) to the new location; (iv) travel costs, including airfare or other public transportation and lodging for the Executive and his immediate family members between his old and new homes; and (v) offsetting the Executive's closing costs for buying and/or selling a home (collectively "***Relocation Expenses***"). The Executive shall be eligible to receive the Relocation Amount for Relocation Expenses incurred until the earlier of (a) October 31, 2026, and (b) the date of the Executive's Relocation (such period of time, as applicable between (a) and (b), the "***Reimbursement Period***"). Appropriate supporting documentation (i.e., itemized receipts) of the Relocation Expenses must be submitted within sixty (60) days after the date that each such Relocation Expense is incurred and prior to reimbursement. Any Relocation Amount will be paid with respect to any Relocation Expense no later than thirty (30) days after the date the Executive submits appropriate supporting documentation. Payment of any Relocation Amount shall be net of all applicable withholdings, including with respect to income and employment tax, as determined by the Company in its reasonable, good faith judgment. The Executive will not be required to repay the Company for any portion of the Relocation Amount following the termination of his employment for any reason.

(c) The Executive will be eligible to receive a relocation bonus in the total amount of $50,000 (the "***Relocation Bonus***"), net of applicable withholdings and deductions, and paid on the Company's first ordinary payroll date following October 31, 2026, subject to the Executive's continued employment through the date of payment. If the Executive's service to the Company terminates for any reason prior to the payment of the Relocation Bonus, the Executive will not be eligible to receive the Relocation Bonus. The Executive will not be required to repay the Company for any portion of the Relocation Bonus following the termination of his employment for any reason.

4. **BASE SALARY**. The Company agrees to pay the Executive a base salary (the "***Base Salary***") at an annual rate of $500,000.00 (USD), payable in accordance with the regular payroll practices of the Company. The Executive's Base Salary shall be subject to review and adjustment from time to time by the Company in its sole discretion.

5. **ANNUAL BONUS**. With respect to each full calendar year during Executive's employment with the Company (beginning in the 2026 calendar year), the Executive will be eligible to earn an annual performance bonus with a target amount of forty percent (40%) of the Base Salary (the "***Annual Bonus***"). The Annual Bonus will be based upon the Company's assessment of the Executive's performance and the Company's attainment of targeted goals as set by the Board of Directors (the "***Board***") of DBV Technologies SA ("***Parent***") in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which, for clarity, actual performance may result in an Annual Bonus that becomes payable which is greater or less than such target amount noted above), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise provided in this Agreement, the Executive must be employed in good standing on the last day of the annual performance period for the Annual Bonus to be eligible to receive an Annual Bonus for the calendar year. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the year in which it is earned. The Executive's eligibility for an annual bonus is subject to change in the discretion of the Company. The amount of the Executive's bonus will be determined on the same basis as bonuses for other members of the Company's executive team.

6. **SIGNING AND RETENTION BONUS**. The Company will advance the Executive a total amount of $50,000 (the "***Retention Bonus***"), less applicable withholding taxes, which will be paid when bonuses attributable to the 2025 calendar year are paid to similarly situated executives, subject to Executive's continued employment through such payment date. The Retention Bonus will be deemed earned upon the Executive remaining employed through October 31, 2026. If the Executive is terminated for Cause (as defined below) or resigns for any reason, in either case, prior October 31, 2026, then the Executive will be required to, and hereby agrees to, repay, on a net of tax basis, the amount of the Retention Bonus if paid to the Executive as of such date (such amount, the "***Retention Repayment Amount***"), and the Executive will not be eligible for the Retention Bonus to the extent not yet paid. The Executive agrees that the Company may deduct, in accordance with applicable law, the Retention Repayment Amount from any payments the Company owes the Executive, including but not limited to, any regular payroll amount, any severance, and any expense payments. The Executive further agrees to pay to the Company, within thirty (30) days following the termination date, any remaining unpaid balance of the Retention Repayment Amount not covered by such deductions.

7. **EQUITY AWARDS**. Subject to the approval of the Board and, if applicable, the Parent's stockholders, Executive will be granted an equity award at the same time as the Parent grants 2026 equity refresh awards generally. Such award will be calculated based on a grant date value equal to the value that would otherwise be awarded to Executive through the 2026 equity refresh process. Such equity award shall be subject to the terms and conditions of the Parent's equity plan and an applicable form of award agreement issued thereunder and shall generally vest in installments over a four-year period. Notwithstanding the foregoing, and solely with respect to the Company's expected November 2025 grant, which is subject to Board approval and, if applicable, the Parent's stockholders, Executive shall be granted an award equal to125% of the awards granted for Company's other U.S. C-suite Executives.

8. **BENEFITS**.

(a) **Benefit Plans**. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company's senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, if the terms of this Agreement differ from or conflict with the Company's general employment policies or practices, this Agreement shall control.

(b) **Paid Time Off**. The Executive shall be eligible to accrue paid time off ("***PTO***") at the rate of twenty (20) days per year in accordance with the Company's vacation policy. PTO is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties hereunder.

9. **CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS**. As a condition of employment, the Executive agrees to execute and abide by the Company's current form of Employee Confidential Information and Inventions Assignment Agreement ("***Confidentiality Agreement***"), which is attached hereto and which may be amended by the parties from time to time without regard to this Agreement by mutual consent between Executive and the Company. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement for any reason.

10. **OUTSIDE ACTIVITIES DURING EMPLOYMENT**. The Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during Executive's employment with the Company without the written consent of the Board; provided, however, that this limitation shall not apply to any equity interest that Executive has in a company which stock is publicly traded so long as Executive does not own more than 5% of such equity. Except with the prior written consent of the Board, during Executive's employment with the Company, the Executive will not undertake or engage in any other employment, occupation or business enterprise, except for passive investments. Notwithstanding the foregoing, nothing shall prevent the Executive from participating in charitable, civic, educational, professional, community or industry affairs with prior written approval of the CEO, provided that all such permitted activities or services in this Section 10 do not (i) create a conflict with Executive's employment hereunder; (ii) materially interfere with the performance of Executive's duties; or (iii) violate the terms of the Confidentiality Agreement.

11. **TERMINATION OF EMPLOYMENT**. The parties acknowledge that Executive's employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.

(a) **Termination by the Company without Cause or by the Executive for Good Reason Not in Connection with a Change in Control**.

(i) The Company shall have the right to terminate Executive's employment with the Company pursuant to this Section 11(a) at any time, in accordance with

Section 11(g), or without "Cause" (as defined in Section 11(b)(ii) below) (and not due to Executive's Disability or death) by giving notice as described in Section 11(f) of this Agreement. A termination pursuant to Section 11(e) below is not a termination without Cause for purposes of receiving the benefits described in this Section.

(ii) If the Company terminates Executive's employment without Cause or Executive terminates Executive's employment with the Company for "Good Reason" (as defined in Section 11(a)(vii) below), in either case, at any time except during the "Change in Control Measurement Period" (as defined in Section 11(d) below), and provided that such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "***Separation from Service***"), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 11(a)(iv) below). If Executive complies with the obligations in Section 11(a)(iii) below, Executive shall also be eligible to receive the following "***Severance Benefits***:"

A. The Company will pay Executive an amount equal to the Executive's then current Base Salary for twelve (12) months (the "***Severance Period***"), less all applicable withholdings and deductions ("***Severance***"), paid in substantially equal installments over the Severance Period, with the first payment paid within sixty (60) days following the date of Executive's Separation from Service (the "***Separation Date***") which shall include an amount for the period between Executive's Separation Date and the first payment date and the remaining installments occurring on the Company's regularly scheduled payroll dates thereafter for the duration of the Severance Period.

B. If Executive timely elects continued coverage under COBRA for Executive and Executive's covered dependents under the Company's group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive's and Executive's covered dependents' health insurance coverage in effect for himself (and Executive's covered dependents) on the Separation Date until the earliest of: (x) twelve (12) months following the Separation Date (the "***COBRA Severance Period***"); (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (x)-(z), (the "***COBRA Payment Period***"). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive's behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the "***Special Severance Payment***"), for the remainder of the COBRA Payment Period. Executive may use this payment for Executive's medical premiums or any other purpose in Executive's sole discretion. Nothing in this Agreement

shall deprive Executive of Executive's rights under COBRA or ERISA for benefits under plans and policies arising under Executive's employment by the Company.

(iii) Executive will be paid all of the Accrued Obligations on the Company's first payroll date after Executive's date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 11(a)(ii) of this Agreement if: (v) within sixty (60) days following the date of Executive's Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by and acceptable to the Company (the "***Release***"), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the "***Release Effective Date***"); (w) if Executive holds any other positions with the Company, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive's Separation Date (or such other date as requested by the Board); (x) Executive returns all Company property; (y) Executive complies with Executive's post-termination obligations under this Agreement and the Confidentiality Agreement; and (z) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code payable within the sixty (60) day period following the Executive's Separation Date, and are not otherwise exempt from the application of Section 409A, then, if the sixty (60) day period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(iv) For purposes of this Agreement, "***Accrued Obligations***" are (w) any unpaid Base Salary through the date of termination and any accrued PTO (x) any unpaid earned bonus earned with respect to any calendar year ending on or preceding the date of termination; (y) reimbursement for any approved unreimbursed expenses, incurred through the date of termination; and (z) all other payments and benefits to which the Executive may be entitled under applicable law, the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits and accrued and vested benefits under any retirement plan or nonqualified deferred compensation plan.

(v) The Severance Benefits provided to Executive pursuant to this Section 11(a) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(vi) Any damages caused by the termination of Executive's employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 11(a)(ii) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(vii) For purposes of this Agreement, "***Good Reason***" shall mean the occurrence of any of the following events without Executive's written consent: (i) a requirement that Executive relocate Executive's principal place of employment to a location more than fifty (50) miles from Warren, New Jersey (excluding the Relocation, which Executive agrees shall not constitute Good Reason), (ii) a material breach of this Agreement by the Company, (iii) a material reduction in the Executive's Base Salary unless similar reductions are imposed on all similarly situated executive officers of the Company, (iv) a material reduction in Executive's duties, authority, or responsibilities relative to Executive's duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that the conversion of the Company to a subsidiary, division or unit of an acquiring entity will not be deemed a "material reduction".; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive's intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "***Cure Period***"); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive's employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive's employment within thirty (30) days following the end of the Cure Period.

(b) **Termination by the Company for Cause**.

(i) Subject to Section 11(c)(ii) below, the Company shall have the right to terminate Executive's employment with the Company at any time for Cause by giving notice as described in Section 11(g) of this Agreement.

(ii) For purposes of this Agreement, "***Cause***" means first, the Executive's conviction of any felony or any crime involving fraud or embezzlement under the laws of the United States or any state which conviction results in material harm to the reputation of the Company (which, for purpose of clarity, would exclude traffic offenses). Second, "Cause" means, as reasonably determined by the Chief Executive Officer, Executive's acts or omissions that constitute the following conduct: (w) fraud or gross negligence against the Company causing material injury to the Company; (x) the material violation of any material Company policy that had been reviewed by the Executive (including but not limited to its sexual harassment policy) or any statutory duty owed to the Company which, in either case, results in material harm to the Company after Executive is provided with a reasonable opportunity of not less than fifteen (15) days to cure, to the extent curable, from the date written notice thereof is given to Executive by the Company; (y) unauthorized use or disclosure of the Company's confidential information or trade secrets; or (z) refusal to comply with a lawful directive of the Chief Executive Officer consistent with Executive's position with the Company after Executive is provided with a reasonable opportunity of not less than thirty (30) days to cure from the date notice thereof is given to Executive by the Company.

(iii) In the event Executive's employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company's standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(c) **Resignation by the Executive**.

(i) Executive may resign from Executive's employment with the Company at any time by giving notice as described in Section 11(f).

(ii) In the event Executive resigns from Executive's employment with the Company other than for Good Reason, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(d) **Termination Without Cause or for Good Reason In Connection with a Change in Control.**

(i) In the event Executive experiences a Separation from Service because Executive's employment with the Company is terminated by the Company (or its successor or Parent (as defined below)) without Cause (and not due to Executive's Disability or death) or by Executive for Good Reason, in either case, within twelve (12) months immediately following, a Change in Control (as defined below) (such period, the "***Change in Control Measurement Period***" and such termination date, the "***Change in Control Separation Date***"), and *provided* Executive timely executes and does not revoke the Release and otherwise comply with the requirements of Section 11(a)(iii) of the Agreement, then the Company shall pay or provide Executive with only the following "***Change in Control Severance Benefits***":

(A) The Company will pay Executive an amount equal to Executive's then current Base Salary for twenty-four (24) months (the "***Change in Control Severance Period***") ***plus*** an amount equal to 1x Executive's Annual Bonus for the calendar year in which the Change in Control Separation Date occurs, calculated at target (collectively the "***Change in Control Cash Severance***"), less all applicable withholdings and deductions, which amount shall be paid to Executive in a lump sum within sixty (60) days following Executive's Change in Control Separation Date, *provided that* Executive has timely executed and allowed to become effective the Release and has otherwise complied with Executive's continuing obligations to the Company as of such payment date.

(B) Effective as of Executive's Change in Control Separation Date, provided that the Company and/or DBV Technologies SA ("***Parent***") equity awards have been (or will be) continued, assumed or substituted for by the Company and/or the acquiror (or any affiliate of the acquiror) in connection with such Change in Control transaction (all such awards collectively, the "***Surviving Equity Awards***"), and to the extent that the vesting of such awards has not been and will not be accelerated pursuant to the terms of the plan(s) pursuant to which they were granted or pursuant to the terms of any agreement evidencing such Change in

Control transaction, Executive will be paid a lump-sum cash bonus (the "***Equity Bonus***") equal to the product of (a) the number of then-unvested shares subject to such Surviving Equity Awards *multiplied by* (b) the excess, if any, of (i) the fair market value per share underlying such Surviving Equity Award, in each case, measured as of the date of Executive's Separation from Service *less* (ii) the exercise or purchase price applicable to such Surviving Equity Award, if any. For the avoidance of doubt, the Equity Bonus shall only be applicable to equity awards that are unvested as of Executive's Change in Control Separation Date and for which the vesting has not been and will not be accelerated in connection with Executive's employment termination within a specific period of a Change in Control pursuant to the terms of the plan(s) under which they were granted or for which vesting has been accelerated in connection with such Change in Control transaction. The Equity Bonus (if any) will be paid in lump sum, subject to applicable payroll withholdings and deductions, within sixty (60) days following the Change in Control Separation Date in either case *provided that* Executive has timely executed and allowed to become effective the Release and have otherwise complied with Executive's continuing obligations to the Company as of such payment date.

(C) If Executive timely elect continued coverage under COBRA for Executive and Executive's dependents under the Company's group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive's health insurance coverage in effect for Executive (and Executive's covered dependents) on the Change in Control Separation Date until the earliest of: (i) the termination of the Change in Control Severance Period or such shorter period permitted under applicable law; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the "***Change in Control COBRA Payment Period***"). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive's behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Change in Control COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the Change in Control COBRA Payment Period. Executive may use this payment for Executive's medical premiums or any other purpose in Executive's sole discretion. Nothing in this Agreement shall deprive Executive of Executive's rights under COBRA or ERISA for benefits under plans and policies arising under Executive's employment by the Company.

(ii) For purposes of this Agreement, ***Change in Control*** shall mean:

(A) any consolidation or merger of the Parent with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Parent immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization;

(B) any transaction or series of related transactions in which any person or entity, or group of affiliated persons or entities, become the owners, directly or

indirectly, of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent's then outstanding securities;

(C) any transaction or series of related transactions comprising the sale, lease, license or other disposition of all or substantially all of the assets of the Parent;

(D) any change of control of the Parent as defined in Article L. 233-3 of the French Commercial Code; or

(E) any spin-off, split-off, spin-out, strategic partnership, joint venture or similar transaction related to (i) all or substantially all of the assets of Parent or (ii) VIASKIN® peanut patch in a transaction or series of transactions that is determined by the Board or the Compensation Committee thereof in its reasonable good faith discretion to constitute a Change in Control for purposes of this Agreement.

(iii) However, a Change in Control will not include any consolidation or merger effected exclusively to change the domicile of the Parent, any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Parent or any successor, or indebtedness of the Parent is cancelled or converted, (or a combination thereof), any bona fide equity financing for the primary purpose of raising capital, or any distribution of capital stock of the Parent under the Parent's employee stock ownership plans to participants or beneficiaries of such plans.

(iv) Notwithstanding the foregoing, however, to the extent necessary to avoid adverse personal income tax consequences to the Executive, such event must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(e) <u>**Termination by Virtue of Death or Disability of the Executive**</u>.

(i) In the event of Executive's death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company's standard payroll practices, provide to the Executive's legal representatives Executive's Accrued Obligations, including any life insurance benefits payable to Executive's beneficiary under the Company's group life insurance plan. Any bonus pertaining to the year in which such a termination occurs shall be determined and paid in accordance with applicable Company policies.

(ii) Subject to applicable law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive's Disability (as defined below). Termination by the Company of Executive's employment based on "***Disability***" shall mean termination because the Executive has been unable due to a physical or mental condition to perform the essential functions of Executive's position with or without

reasonable accommodation for a period of six (6) consecutive months and following the end of such six (6) month period the Executive has been determined to be disabled under the Company's long-term disability benefit plan and is eligible to receive benefits under such plan. In the event Executive's employment is terminated based on the Executive's Disability after the end of such six (6) month period, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall provide to Executive the Accrued Obligations and amounts owed to Executive under the Company's long-term disability plan. Any bonus pertaining to the year in which such a termination occurs shall be determined and paid in accordance with applicable Company policies.

(f) **Effective Date of Termination**.

(i) Termination of Executive's employment pursuant to this Agreement shall be effective on the earliest of:

A. thirty (30) days after the Company gives notice to Executive of Executive's termination with Cause, unless pursuant to Sections 11(b)(ii)(x) or 11(b)(ii)(z) in which case fifteen (15) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date if not cured;

B. immediately upon the Executive's death;

C. thirty (30) days after the Company gives notice to Executive of Executive's termination on account of Executive's Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive's duties prior to such date;

D. thirty (30) days after the Executive gives written notice to the Company of Executive's resignation without Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive's resignation shall be effective as of such other date. Executive will receive compensation through any required notice period;

E. for a termination for Good Reason, immediately after Executive's full satisfaction of the requirements of Section 11(a)(vii); or

F. thirty (30) days after the Company gives notice to Executive of Executive's termination without Cause.

G. In the event notice of a termination under subsections (i)(A), (C) and (F) is given orally, at the other party's request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirements of Section 14 below. In the event of a termination for Cause, written confirmation

shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

(g) **Effect of Termination**. Executive agrees that should the Executive's employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, Parent, and its subsidiaries, including any position on the Board.

(h) **Cooperation With Company After Termination of Employment**. For the period that the Executive is receiving any Severance under this Agreement, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive's pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company; provided, that the Company shall reimburse Executive for any reasonable expenses incurred relating to such cooperation and such cooperation does not interfere with any subsequent employment of Executive by another employer.

12. **INDEMNIFICATION**. While serving as an executive of the Company and following termination of Executive's employment, Executive shall be covered by the Company's Directors and Officers Liability Insurance at levels no less favorable than existing directors and officers.

13. **ASSIGNMENT**. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all, or substantially all, of the outstanding shares of the Company.

14. **NOTICE**. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by e-mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Daniel Tassé
Chief Executive Officer
DBV Technologies
10 Independence Blvd, Warren, NJ 07059 USA

If to the Executive:

Kevin Trapp
kevintrapp15@gmail.com

To the most recent address of the Executive set forth in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. **SECTION HEADINGS; INCONSISTENCY**. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, "***Other Provision***") of the Company, the terms of this Agreement shall control over such Other Provision.

16. **SEVERABILITY**. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. **COUNTERPARTS**. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18. **SECTION 409A**. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "***Code***") provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive's separation from service (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h) to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments as required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i)) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive's separation from service with the Company, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section

409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Each installment of severance benefits is a separate "payment" for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). The Company makes no representations or warranties as to whether any payments under this Agreement are subject to Section 409A of the Code or exempt.

19. **ADDITIONAL LIMITATIONS.**

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "***Aggregate Payments***"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 19, the "***After Tax Amount***" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the

maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 19(a) shall be made by a nationally recognized accounting firm selected by the Company, and reasonably acceptable to the Executive (the "***Accounting Firm***"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days prior to the date of the consummation of the transaction or at such earlier time as is reasonably requested by the Company or the Executive. All costs of the Accounting Firm shall be borne by the Company.

20. **REPRESENTATIONS**. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive's part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive's obligations hereunder. The Executive further represents and warrants that Executive has been advised to consult with an attorney, and that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive is voluntarily entering into this Agreement.

21. **WITHHOLDING**. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22. **SURVIVAL**. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive's employment with the Company, including, without limitation, the provisions of Sections 9 and 11, inclusive, of this Agreement, will survive termination of the Executive's employment with the Company, and will remain in full force and effect according to their terms.

23. **AGREEMENT OF THE PARTIES**. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24. **INTEGRATION**. This Agreement, including its exhibits, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive's employment and the termination of the Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties.

25. **AMENDMENT**. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

26. **WAIVER**. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

27. **CHOICE OF LAW**. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey without regard to its conflict of laws principles.

28. **LEGAL FEES**. Except as provided in Exhibit 1, in the event that there is a dispute under the terms of this Agreement, each party shall be responsible for its own legal fees and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

DBV Technologies Inc.

By: ______________________
Daniel Tasse
Chief Executive Officer
Date: 11/03/25

____
Kevin Trapp
Date: 11/1/25

EXHIBIT 1

(EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT)